UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Aerie Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Aerie Pharmaceuticals, Inc., which will be held on June 11, 2014, at 8:00 a.m., Pacific Time, at the Ritz-Carlton located at 600 Stockton Street, San Francisco, CA 94108.

The attached Notice of the Annual Meeting of Stockholders and proxy statement describes the formal business that we will transact at the Annual Meeting.

The Board of Directors of Aerie Pharmaceuticals, Inc. has determined that an affirmative vote on each matter that calls for an affirmative vote is in the best interest of Aerie Pharmaceuticals, Inc. and its stockholders and unanimously recommends a vote “FOR” all such matters considered at the Annual Meeting.

Please promptly complete, sign and return the enclosed proxy card by mail or submit your voting instructions by Internet, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Aerie Pharmaceuticals, Inc., we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

Vicente Anido, Jr., PhD

Chief Executive Officer and Chairman of the Board

AERIE PHARMACEUTICALS, INC.

135 US Highway 206, Suite 15

Bedminster, NJ 07921

(908) 470-4320

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Wednesday, June 11, 2014

TIME	8:00 A.M. Pacific Time

PLACE	Ritz-Carlton
600 Stockton Street
San Francisco, California 94108

ITEMS OF BUSINESS

(1)	Election of the two nominees named in the attached proxy statement as Directors to serve on the Board of Directors for a three-year term;

(2)	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(3)	Consideration of any other business properly brought before the meeting and any adjournment or postponement thereof.

RECORD DATE

The record date for the Annual Meeting is April 14, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

PROXY VOTING

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please submit the enclosed proxy or voting instructions by mail, telephone or Internet. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

Richard J. Rubino

Chief Financial Officer and Secretary

Bedminster, New Jersey

April 30, 2014

PROXY STATEMENT FOR THE

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2014

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors, or the Board, of Aerie Pharmaceuticals, Inc. is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders. This proxy statement and proxy card is being mailed to stockholders on or about April 30, 2014. As used in this proxy statement, the “Company,” “we,” “us” and “our” refer to Aerie Pharmaceuticals, Inc. The term “Annual Meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

Who can vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 14, 2014, will be entitled to vote at the Annual Meeting. On this date, there were 23,328,576 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 14, 2014, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card by mail or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 14, 2014, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our outstanding shares entitled to vote at the Annual Meeting are present at the Annual Meeting in person or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting or vote by proxy over the telephone or the Internet as instructed below. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

What am I voting on and how many votes are needed to approve each proposal?

Proposal 1: Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “FOR” votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Accordingly, the two nominees receiving the most “FOR” votes will be elected as directors.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal.

Abstentions and “broker non-votes” will not be counted as votes cast and will have no effect on the voting on the proposals referenced above.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee may vote the shares with respect to matters that are considered to be “routine,” but may not vote the shares with respect to “non-routine” matters. The election of directors (Proposal 1) is a matter considered “non-routine” under applicable rules. The ratification of the appointment of independent registered public accounting firm (Proposal 2) is a matter considered “routine” under applicable rules.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 14, 2014.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card if your shares are registered in more than one name or are registered in different accounts. Please vote in the manner described below under “How do I vote?” for each proxy card to ensure that all of your shares are voted.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. The Board recommends a vote:

•	“FOR” the election of the two nominees to the Board; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

With respect to any other matter that properly comes before the Annual Meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion in the best interest of the Company and its stockholders. As of the date of this proxy statement, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

How do I vote?

You may vote (1) “FOR ALL,” to vote for all of the nominees to the Board; (2) “WITHHOLD ALL,” to withhold your vote from all of the nominees to the Board; or (3) “FOR ALL EXCEPT,” to vote for all of the nominees to the Board except for any nominee that you specify in the space provided. An instruction to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote against the nominees. For the other matter to be voted on, you may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may (a) vote in person at the Annual Meeting or (b) vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card by mail or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy, as described under “May I change my vote after submitting my proxy card?” below.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, the designated proxy holders will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 P.M., Eastern Time on June 10, 2014, to be counted.

•	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 P.M., Eastern Time on June 10, 2014, to be counted.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” each of the nominees listed in Proposal 1 and “FOR” Proposal 2 as set forth in the Notice of Annual Meeting of Stockholders.

If any other matter is presented, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion in the best interest of the Company and its stockholders. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than that listed in the Notice of Annual Meeting of Stockholders.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

May I change my vote after submitting my proxy card?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of the following four ways:

•	send a timely written revocation of the proxy to our Secretary;

•	submit a signed proxy card bearing a later date;

•	enter a new vote over the Internet or by telephone; or

•	attend and vote in person at the Annual Meeting.

If your shares are not registered in your own name, you will need the appropriate documentation from the stockholder of record to vote personally at the Annual Meeting. If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by such party.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Who will bear the expense of soliciting proxies?

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by solicitation by telephone, via the Internet or in person by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

How can I find the voting results from the Annual Meeting?

Preliminary voting results will be announced at our Annual Meeting. Final voting results will be published in a Current Report on Form 8-K that we expect to file no later than four business days after the Annual Meeting. If final voting results are not available by the time we file the Form 8-K, we will disclose the preliminary results in the Form 8-K and, within four business days after the final voting results are known to us, file an amended Form 8-K to disclose the final voting results.

Obtaining an Annual Report on Form 10-K

We will provide a copy of our 2013 Annual Report on Form 10-K without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests can be made by email, sendmaterial@proxyvote.com, or in writing addressed to Richard J. Rubino, Secretary, Aerie Pharmaceuticals, Inc., 135 US Highway 206, Suite 15, Bedminster, NJ 07921. Please include your control number with your request. The Securities and Exchange Commission, or the SEC, also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including our company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2014

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including amendments thereto), are available free of charge for viewing, printing and downloading at http://investors.aeriepharma.com/sec.cfm and http://investors.aeriepharma.com/annuals.cfm, respectively.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently comprises eight directors. Our amended and restated certificate of incorporation provides for a classified Board consisting of three classes of directors, each of which shall consist, as nearly as may be possible, of one-third of the total number of directors. Currently, two classes consist of three directors and one class consists of two directors. Each class serves a staggered three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The terms of our Class I directors, Vicente Anido, Jr., PhD and Janet L. Conway, PhD, will expire at the Annual Meeting, and the terms of our Class II directors and Class III directors will expire at the annual meeting of stockholders to be held in 2015 and 2016, respectively.

Upon the recommendation of the nominating and corporate governance committee, our Board has nominated Dr. Anido for re-election as a Class I director at the Annual Meeting. Dr. Conway will not be standing for re-election to the Board. The Board and employees of the Company would like to acknowledge Dr. Conway for her years of service on the Board and dedication to the advancement of the Company’s product candidates. Pursuant to our amended and restated certificate of incorporation, a vacancy on the Board can be filled only by a majority of our directors then in office. The nominating and corporate governance committee is currently in the process of identifying potential candidates to fill the vacancy created by Dr. Conway’s impending departure. Alternatively, the Board can elect to reduce the number of directors on the Board. In order to ensure that each of the three classes of the Board continues to consist, as nearly as may be possible, of one-third of the total number of directors, the Board, upon the recommendation of the nominating and corporate governance committee, has nominated David W. Gryska, a current Class II director, for election as a Class I director at the Annual Meeting. If Mr. Gryska is elected as a Class I director at the Annual Meeting, he will cease to be a Class II director effective as of the Annual Meeting.

There are no arrangements or understanding between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Nominees for Election as Directors

Set forth below are the names, ages, principal occupations, and business experience, as well as their prior service on the Board, if any, for the nominees for election as directors at the Annual Meeting. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years. If the nominees listed below are elected, they will hold office until the annual meeting of stockholders to be held in 2017 or until their successors have been duly elected and qualified.

Name	Age (1)	Position(s) Held	Director Since
Vicente Anido, Jr., PhD	61	Chief Executive Officer and Chairman of the Board	2013
David W. Gryska	58	Lead Independent Director	2012

(1)	Age as of April 1, 2014.

Vicente Anido, Jr., PhD has served as our Chief Executive Officer since July 2013 and as a Chairman and member of our Board since April 2013. Dr. Anido is the former President, Chief Executive Officer and Director of ISTA Pharmaceuticals, Inc., which was acquired by Bausch + Lomb, Inc. in 2012. Prior to joining ISTA

Pharmaceuticals, Dr. Anido served as general partner of Windamere Venture Partners from 2000 to 2001. From 1996 to 1999, Dr. Anido served as President and Chief Executive Officer of CombiChem, Inc., a drug discovery company. From 1993 to 1996, Dr. Anido served as President of the Americas Region of Allergan, Inc., where he was responsible for Allergan’s commercial operations for North and South America. Prior to joining Allergan, Dr. Anido spent 17 years at Marion Laboratories and Marion Merrell Dow, Inc., including as Vice President, Business Management of Marion’s U.S. Prescription Products Division. Dr. Anido currently serves as a member of the boards of directors of Depomed, Inc. and Nicox S.A. Dr. Anido previously served as a member of the board of directors of QLT Inc. from 2012 to 2013. In addition, from 2002 to 2008, Dr. Anido served as a member of the boards of directors of Apria Healthcare, Inc. Dr. Anido holds a BS and a MS from West Virginia University and a PhD from the University of Missouri, Kansas City. We believe Dr. Anido’s experience in the pharmaceutical industry, sales and marketing, business development and pharmaceutical product launch and his experience serving as a director of other public companies provide him with the qualifications and skills to serve as a member of our Board.

David W. Gryska has served as a member of our Board since March 2012. From May 2012 until December 2012, Mr. Gryska served as Chief Operating Officer and a director of Myrexis Inc., a biotechnology company. From August 2012 until December 2012, Mr. Gryska also served as interim Chief Executive Officer of Myrexis, Inc. From December 2006 to October 2010, he served as Senior Vice President and Chief Financial Officer of Celgene Corporation, a biopharmaceutical company. From October 2004 to December 2006, he was a principal at Strategic Consulting Group, where he provided strategic consulting to early-stage biotechnology companies. Prior to the Strategic Consulting Group, Mr. Gryska was employed by Scios, Inc., a biopharmaceutical company, as Senior Vice President and Chief Financial Officer from November 2000 to October 2004 and as Vice President of Finance and Chief Financial Officer from December 1998 to November 2000. Scios was acquired by Johnson & Johnson in 2003. From 1993 to December 1998, he served as Vice President, Finance and Chief Financial Officer at Cardiac Pathways Corporation, a medical device company, which was later acquired by Boston Scientific Corporation. Prior to joining Cardiac Pathways, Mr. Gryska served as a partner at Ernst & Young LLP, an accounting firm, with an emphasis on biotechnology and healthcare companies. In addition to Aerie Pharmaceuticals, Inc., Mr. Gryska currently serves as a member of the boards of directors of PDL BioPharma, Inc., Argos Therapeutics, Inc. and Seattle Genetics Inc. Mr. Gryska previously served as a member of the board of directors of Hyperion Therapeutics, Inc. Mr. Gryska is a Certified Public Accountant and received a BA in accounting and finance from Loyola University and an MBA from Golden Gate University. We believe that Mr. Gryska’s business experience as a senior financial executive at a life sciences and biotechnology company and his experience serving as a director of other public companies provide him with the qualifications and skills to serve as a member of our Board.

Vote Required

Directors are elected by a plurality of the votes cast at the meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Directors Continuing in Office

Set forth below are the names, ages, principal occupations, and business experience, as well as their prior service on the Board, for the remaining members of our Board whose terms continue beyond the Annual Meeting. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Name	Age (1)	Term Expires (2)	Position(s) Held	Director Since
Gerald D. Cagle, PhD	69	2016	Director	2013
Geoffrey Duyk, MD, PhD	54	2015	Director	2005
Murray A. Goldberg	69	2015	Director	2013
Dennis Henner, PhD	62	2016	Director	2011
Anand Mehra, MD	38	2016	Director	2011

(1)	Age as of April 1, 2014.
(2)	Represents date of annual meeting for that year.

Gerald D. Cagle, PhD has served as a member of our Board since September 2013. Dr. Cagle is currently Chief Operating Officer at Cognoptix, lnc., focused on the diagnosis of Alzheimer’s disease. He also is Senior Advisor and Head of Business Development for GrayBug, LLC, a platform drug delivery company. Previously, Dr. Cagle served as Senior Vice President of Research & Development at Alcon Laboratories lnc. from 1997 to 2008, assuming the responsibility of Chief Scientific Officer in 2006. Dr. Cagle currently serves as a member of the board of directors of Clearside Biomedical, a company delivering anti-inflammatory therapies in the suprachoroidal space for uveitis and AB2 Bio, a company researching novel treatments for dry eye. Dr. Cagle has served on the Wilmer Eye Institute Advisory Council and is a member of the ARVO Foundation Board of Governors. Dr. Cagle received his BS degree from Wayland College and earned both his MS and PhD degrees from the University of North Texas. We believe that Dr. Cagle’s scientific background and experience provides him with the qualifications and skills to serve as a member of our Board.

Geoffrey Duyk, MD, PhD has served as a member of our Board since 2005. Dr. Duyk is a Managing Director of TPG Biotech. Dr. Duyk is a member of numerous NIH panels and oversight committees focused on the planning and execution of the Human Genome Project. Previously, he served on the board of directors and was President of Research and Development at Exelixis, Inc., a biopharmaceutical company focusing on drug discovery, from 1996 to 2003. Prior to Exelixis, Dr. Duyk was Vice President of Genomics and one of the founding scientific staff at Millennium Pharmaceuticals, from 1993 to 1996. Before that, Dr. Duyk was an Assistant Professor at Harvard Medical School in the Department of Genetics and Assistant Investigator of the Howard Hughes Medical Institute. Dr. Duyk currently serves on the board of directors of Amyris, Inc., which he joined in May 2012 (and was previously on the board from May 2006 to May 2011), and is also currently on the boards of directors of several private companies and the non-profit Wesleyan University Board of Trustees. He served on the board of directors of Agria Corporation from August 2007 to May 2009, Cardiovascular Systems, Inc. (formerly Replidyne, Inc.) from 2004 to February 2009 and Exelixis, Inc. from 1996 to 2003. Dr. Duyk holds a BA in Biology from Wesleyan University and a PhD and an MD from Case Western Reserve University. We believe that Dr. Duyk’s experience with the pharmaceutical industry provides him with the qualifications and skills to serve as a member of our Board.

Murray A. Goldberg has served as a member of our Board since August 2013. Mr. Goldberg has been Senior Vice President, Administration, of Regeneron Pharmaceuticals, Inc. since October 2013 and Assistant Secretary since January 2000. He also served as Chief Financial Officer and Senior Vice President, Finance and Administration from March 1995 to October 2013 and as Treasurer from March 1995 to October 2012. Prior to joining Regeneron Pharmaceuticals Inc., Mr. Goldberg was Vice President, Finance, Treasurer, and Chief Financial Officer of PharmaGenics Inc., a biotechnology company, from February 1991 and a Director of that company from May 1991. From 1987 to 1990, Mr. Goldberg was Managing Director, Structured Finance Group at the Chase Manhattan Bank, N.A. and from 1973 to 1987 he served in various managerial positions in finance and corporate development at American Cyanimid Company, a diversified industrial company. Mr. Goldberg received his MBA from the University of Chicago and an MSc in Economics from the London School of Economics. We believe that Mr. Goldberg’s business and finance experience at various companies in the pharmaceutical industry provides him with the qualifications and skills to serve as a member of our Board.

Dennis Henner, PhD has served as a member of our Board since 2011. Dr. Henner has served as managing director of Clarus Ventures, LLC since the firm’s inception in 2005. He has over 27 years of healthcare industry and investment experience, including as a partner at MPM Capital from 2001 to 2005. From 1978 to 2001, Dr. Henner was a scientist and executive at Genentech, Inc. where he held various positions, including Senior Vice President of Research, and was a member of Genentech’s Executive Committee. In addition to serving on our Board, Dr. Henner currently serves as a member of the boards of directors of several private companies, as well as the board of directors of KaloBios Pharmaceuticals, Inc. since March 2005. He is a member of the Board of Trustee of Reed College. Dr. Henner received his PhD from the Department of Microbiology at the University of Virginia and completed his post-graduate training at the Scripps Clinic and Research Foundation. We believe that Dr. Henner’s experience in the healthcare industry provides him with the qualifications and skills to serve as a member of our Board.

Anand Mehra, MD has served as a member of our Board since August 2010. Dr. Mehra has ten years of experience as a management consultant and biotech investor and currently serves as a General Partner at Sofinnova Ventures, which he joined in 2007 as a principal, a healthcare focused investment firm specializing in clinical-stage pharmaceutical companies. Prior to joining Sofinnova Ventures, Dr. Mehra worked at JP Morgan Partners, and consulted at McKinsey and Company. Dr. Mehra currently serves as a member of the boards of directors of several private companies. Dr. Mehra graduated Phi Beta Kappa from the University of Virginia with a BA in government and foreign affairs and received his MD from Columbia University’s College of Physicians and Surgeons. We believe that Dr. Mehra’s directorship experience and scientific background provides him with the qualifications and skills to serve as a member of our Board.

Information about Our Executive Officers

The following table sets forth certain information about our executive officers who are not also directors.

Name	Age (1)	Position(s) Held
Casey C. Kopczynski, PhD	52	Chief Scientific Officer
Brian Levy, OD, MSc	62	Chief Medical Officer
Thomas A. Mitro	56	President and Chief Operating Officer
Richard J. Rubino	56	Chief Financial Officer and Secretary

(1)	Age as of April 1, 2014.

Casey C. Kopczynski, PhD has served as our Chief Scientific Officer since co-founding our company in 2005. From 2002 to 2005, he was the Managing Partner at Biotech Initiative, LLC, a consulting practice dedicated to emerging biotech companies. He was also previously the Vice President of Research at Ercole Biotech, Inc. from 2003 to 2004, a company developing drugs for the treatment of cancer, inflammation and orphan genetic diseases. Prior to Ercole Biotech, Inc., Dr. Kopczynski was Director of Research and a founding member of the scientific staff at Exelixis, Inc. from 1996 to 2002. Dr. Kopczynski received his PhD in Molecular, Cellular and Developmental Biology from Indiana University and was a Jane Coffin Childs Research Fellow at the University of California, Berkeley.

Brian Levy, OD, MSc has served as our Chief Medical Officer since January 2012. Dr. Levy served as Chief Scientific Officer at Nexis Vision from 2010 to 2011 and as Chief Operating Officer at Danube Pharmaceuticals, Inc. from 2008 to 2010, both small venture-backed companies developing products in ophthalmology. In addition, from 1994 to 2008, Dr. Levy was at Bausch + Lomb, Inc. where he served in various roles including Vice President of Research & Development, Corporate Vice President of Research & Development and Chief Medical Officer.

Prior to joining Bausch + Lomb, Inc., Dr. Levy served as an Associate Professor in the Department of Ophthalmology at California Pacific Medical Center in San Francisco from 1989 to 1994 and was in private clinical practice in Toronto, Ontario from 1980 to 1989. Dr. Levy currently holds an appointment as Clinical Professor in the Department of Ophthalmology at the University of Rochester’s School of Medicine. Dr. Levy received his Doctor of Optometry degree from the University of California at Berkeley and did his post-graduate work in comparative anatomy and physiology of the eye at the University of Waterloo in Canada, where he received a MS degree.

Thomas A. Mitro has served as our President and Chief Operating Officer since August 2013. From November 2012 to August 2013, Mr. Mitro served as Vice President, Sales and Marketing at Omeros Corporation, a clinical-stage biopharmaceutical company. Prior to this, Mr. Mitro was Vice President, Sales and Marketing at ISTA Pharmaceuticals from July 2002 to July 2012, where he was instrumental in building ISTA’s commercial operations and launching several eye-care products, including Bromday (bromfenac ophthalmic solution) 0.09% and Bepreve (bepotastine besilate ophthalmic solution) 1.5%. Previously, Mr. Mitro held various positions at Allergan, Inc., including Vice President, Skin Care; Vice President, Business Development; and Vice President, e-Business. Mr. Mitro received his B.S. degree from Miami University.

Richard J. Rubino has served as our Chief Financial Officer since October 2012. From March 2008 to April 2012, Mr. Rubino served as Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc. and from May 1993 to March 2008 served as Controller and Vice President of Planning, with responsibilities for financial, business and strategic planning. Previously, Mr. Rubino held various positions at International Business Machines Corporation from 1983 to May 1993 and PricewaterhouseCoopers LLP (formerly Price Waterhouse & Co.) from 1979 to 1983. Mr. Rubino is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Rubino received his BS in Accounting from Manhattan College. He has been a director of the Northside Center for Child Development since 2009, the Treasurer since 2012 and also currently serves as a member of the Finance Committee.

Information about the Board of Directors and Corporate Governance

Board of Directors

The Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of the Company. Our executive officers and management oversee the day-to-day operations. Our directors fulfill their duties and responsibilities by attending meetings of the Board, which are held from time to time.

The Board held 8 meetings during the year ended December 31, 2013. Each incumbent director attended at least 75% of the total of (i) the meetings of the Board held during the period for which he or she has been a director and (ii) the meetings of the committee(s) on which that director served during such period.

It is our policy to encourage our directors to attend the Annual Meeting. As a newly public company, we did not hold an annual meeting of stockholders in 2013. It is currently anticipated that all members of the Board will be in attendance at the Annual Meeting.

Board of Directors Independence

Under the listing requirements and rules of the NASDAQ Global Market, or NASDAQ, independent directors must compose a majority of a listed company’s board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent within the meaning of applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our Board has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. As a result of this review, our Board determined that Dr. Cagle, Dr. Conway, Dr. Duyk, Mr. Goldberg, Mr. Gryska, Dr. Henner and Dr. Mehra qualify as “independent” directors within the meaning of the NASDAQ rules. The Board also determined that David Mack, PhD, who resigned from the Board in December 2013, was independent. As required under applicable NASDAQ rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The lead independent director may call an executive session. The purpose of these executive sessions is to promote open and candid discussion among the non-employee directors.

Committees of the Board of Directors

The Board has three committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for the year ended December 31, 2013, for each committee:

Name	Audit		Nominating and Corporate Governance		Compensation
Gerald D. Cagle, PhD					X
Janet L. Conway, PhD			X
Geoffrey Duyk, MD, PhD	X
Murray A. Goldberg **	X	*
David W. Gryska **	X				X*
Dennis Henner, PhD			X	*
Anand Mehra, MD					X

Total meetings in 2013	4		1		3

*	Committee Chairman
**	Financial Expert

Audit Committee

The members of our audit committee are Mr. Goldberg, Dr. Duyk and Mr. Gryska. Mr. Goldberg serves as chair of the audit committee. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and which is available on our website at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Under the applicable NASDAQ rules, we are permitted to phase in our compliance with the independent audit committee requirements set forth in Rule 5605 of the NASDAQ listing standards on the same schedule as we are permitted to phase in our compliance with the independent audit committee requirement pursuant to Rule 10A-3 under the Exchange Act. Under these phase-in rules, each member of our audit committee is required to be independent starting one year after our initial public offering, or IPO, in October 2013.

Our Board has determined that Mr. Goldberg and Mr. Gryska are independent as independence is currently defined in Rule 5605 of the NASDAQ listing standards and Rule 10A-3 under the Exchange Act. We expect that membership of this committee will be changed to comply with independence requirements prior to the end of the one-year phase-in period described above.

In addition, our Board has determined that each member of the audit committee is financially literate and that Mr. Goldberg and Mr. Gryska each qualifies as an “audit committee financial expert” as defined in applicable SEC rules. In making this determination, our board has considered the formal education and nature and scope of his previous experience, coupled with past and present service on various audit committees.

The responsibilities of our audit committee include, among other things:

•	reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management and recommending to the board whether to include the financial statements in the annual reports filed with the SEC;

•	discussing the type of information to be disclosed and the type of presentation to be made regarding financial information and guidance to analysts and ratings agencies;

•	overseeing our disclosure controls and procedures, including internal controls over our financial reporting, and reviewing and discussing our management’s periodic review of the effectiveness of our internal control over financial reporting;

•	reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, matters concerning the scope, adequacy and effectiveness of our financial controls and any other matters, correspondence or reports that raise issues with or could have a material effect on our financial statements;

•	retaining, appointing, setting compensation of and evaluating the performance, independence, internal quality control procedures and qualifications of our independent auditors;

•	reviewing and approving in advance the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	reviewing with our independent registered public accounting firm the planning and staffing of the audit, including the rotation requirements and other independence rules;

•	reviewing and, if acceptable, approving any related person transactions;

•	overseeing and discussing with management our policies with respect to risk assessment and risk management, and our significant financial and operational risk exposures;

•	setting policies for our hiring of employees or former employees of our independent registered public accounting firm;

•	reviewing and assessing the adequacy of our audit committee charter periodically; and

•	establishing procedures for receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters, and for confidential, anonymous submissions of accounting and auditing concerns by employees.

AUDIT COMMITTEE REPORT(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013, with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Aerie Pharmaceuticals, Inc.

Audit Committee

Murray A. Goldberg, Chair

Geoffrey Duyk, MD, PhD

David W. Gryska

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under either the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Dr. Henner and Dr. Conway. Dr. Henner serves as chair of this committee. Our Board has determined that both members of our nominating and corporate governance committee are independent as independence is currently defined in Section 5605 of the NASDAQ listing standards. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of NASDAQ and which is available on our website at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

The responsibilities of our nominating and corporate governance committee include, among other things:

•	identifying, considering and nominating candidates to serve on our Board;

•	developing and recommending the minimum qualifications for service on our Board;

•	overseeing the evaluation of the Board and management on an annual basis;

•	considering nominations by stockholders of candidates for election to the Board;

•	reviewing annually the independence of the non-employee directors and members of the independent committees of the Board;

•	developing and recommending to our Board a set of corporate governance guidelines, and reviewing and recommending to our Board any changes to such principles;

•	developing and recommending to our Board a code of business conduct and ethics, and reviewing and recommending to our Board any changes to the code; and

•	reviewing the adequacy of its charter, our corporate governance guidelines and our code of business conduct and ethics on an annual basis.

The nominating and corporate governance committee periodically determines the qualifications, qualities, skills and other expertise required to be a director and develops, subject to approval by the full Board, criteria to be considered in selecting nominees for director. Among other things, the nominating and corporate governance committee considers whether the Board reflects the balance of knowledge, experience, skills, expertise, integrity, ability to make analytical inquiries, and diversity as a whole that the committee deems appropriate. The nominating and corporate governance committee has not adopted a policy regarding the consideration of diversity in identifying director nominees. The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to current directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board. The nominating and corporate governance committee may use outside consultants to assist in identifying or evaluating candidates. Final approval of director candidates is determined by the full Board.

The nominating and corporate governance committee will consider qualified nominations for directors recommended by stockholders. In general, stockholder recommendations are evaluated on the same basis as any recommendation from members of the Board or management of the Company. Recommendations should be sent to our Secretary, c/o Aerie Pharmaceuticals, Inc., 135 US Highway 206, Suite 15, Bedminster, NJ 07921. For additional information about our director nomination requirements, please see “Stockholder Proposals and Nominations” and our amended and restated bylaws.

Compensation Committee

The members of our compensation committee are Mr. Gryska, Dr. Cagle and Dr. Mehra. Mr. Gryska serves as chair of the compensation committee. All members of our compensation committee are independent as independence is currently defined in Section 5605 of the NASDAQ listing standards and qualify as outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Dr. Mack, who served on the compensation committee until his resignation from the Board in December 2013, was also independent. The compensation committee operates under a written charter that satisfies the applicable standards of NASDAQ and which is available on our website at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

The responsibilities of our compensation committee include, among other things:

•	approving the compensation and other terms of employment of our chief executive officer, which are then reviewed and ratified by our Board;

•	approving or recommending to our Board the compensation and other terms of employment of our senior executives;

•	approving annually the corporate goals and objectives relevant to the compensation of our chief executive officer and assessing at least annually our chief executive officer’s performance against these goals and objectives;

•	reviewing annually our compensation strategy, including base salary, incentive compensation and equity-based grants, as well as adoption, modification or termination of this compensation;

•	evaluating at least annually and recommending to our Board the type and amount of compensation to be paid or awarded to non-employee Board members;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing at least annually the adequacy of our compensation committee charter; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee.

As part of its process for approving or recommending to the Board the compensation for our senior executives other than our chief executive officer, the compensation committee reviews and considers the recommendations made by our chief executive officer.

In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, but only to the extent consistent with our certificate of incorporation, amended and restated bylaws, Section 162(m) of the Code, NASDAQ rules, and other applicable law.

In addition, pursuant to its charter, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The compensation committee engaged Pearl Meyer & Partners LLC as compensation advisors in 2013.

Compensation Committee Interlocks and Insider Participation.

Our compensation committee currently consists of Mr. Gryska, Dr. Cagle and Dr. Mehra. In addition, Dr. Mack served as a member of the compensation committee until his resignation from the Board in December 2013. No member of our compensation committee has ever been an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its officers serving on our Board or compensation committee.

Board Leadership

Dr. Anido, our chief executive officer, serves as chairman of our Board. Our Board believes that this leadership structure is appropriate for us, given Dr. Anido’s extensive experience with and knowledge of the pharmaceutical industry and his ability to effectively identify strategic priorities for the Company. Furthermore, our Board believes that Dr. Anido’s combined role of chief executive officer and chairman promotes effective execution of strategic goals and facilitates information flow between management and our Board. Dr. Anido chairs all Board meetings, except for executive sessions at which only independent directors are present and which are chaired by Mr. Gryska, our lead independent director.

Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing the Company. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our audit committee is responsible for overseeing our significant financial and operational risk exposures and the steps our management has taken to monitor and control these exposures.

The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-persons transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.aeriepharma.com. We intend to satisfy applicable disclosure requirements regarding an amendment to, or a waiver from, a provision of our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on our website at the internet address set forth above. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Stockholder Communications with Our Board of Directors

Stockholders wishing to communicate directly with our Board may send correspondence to our Secretary, c/o Aerie Pharmaceuticals, Inc., 135 US Highway 206, Suite 15, Bedminster, NJ 07921. Stockholders may also visit our website at www.aeriepharma.com and select “Contact Us” to communicate online with us.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s stockholders are being asked by the audit committee of the Board to ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm. The audit committee is solely responsible for selecting the Company’s independent registered public accounting firm, and stockholder approval is not required to appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. However, the Board believes that submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain PricewaterhouseCoopers LLP. If the selection of PricewaterhouseCoopers LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

Vote Re quired

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

Our Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis. All of the services described below were approved by our audit committee.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2013 and December 31, 2012, respectively, we retained PricewaterhouseCoopers LLP to provide audit services. The following table represents aggregate fees billed or to be billed to us by PricewaterhouseCoopers LLP for services performed for the fiscal years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees (1)	$1,039,214	$512,475
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,039,214	$512,475

(1)	This category consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. For the year ended December 31, 2013, fees of $491,150, were billed in connection with our IPO.

EXECUTIVE COMPENSATION

The discussion and tabular disclosure that follows describes our executive compensation program during the fiscal years ended December 31, 2013 and 2012, relating to the following individuals: Vicente Anido, Jr., Thomas A. Mitro, Richard J. Rubino and former President and Chief Executive Officer, Thomas J. van Haarlem (our “named executive officers”).

Summary Compensation Table

The following table sets forth the portion of compensation paid to the named executive officers that is attributable to services performed during the fiscal year ended December 31, 2013 and 2012.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)		BONUS ($) (1)	STOCK AWARDS ($) (2)	OPTION AWARDS ($) (2)	ALL OTHER COMPENSATION		TOTAL ($)
Vicente Anido, Jr.	2013	$205,309	(3)	$163,281	$—	$7,763,955	$40,000	(4)	$8,172,545
Chief Executive Officer & Chairman of the Board	2012	—		—	$—	—	—		—

Thomas A. Mitro	2013	$140,279	(5)	$30,686	$—	$3,098,654	$40,000	(4)	$3,309,619
President & Chief Operating Officer	2012	—		—	$—	—	—		—

Richard J. Rubino	2013	$303,849		$75,000	$1,075,999	$558,639	—		$2,013,487
Chief Financial Officer	2012	$62,500		$10,080	$—	$700,000	—		$772,580

Thomas J. van Haarlem (6)	2013	$227,495		—	$—	—	174,750	(7)	$402,245
Former President & Chief Executive Officer	2012	$389,622		$146,108	$—	—	—		$535,730

(1)	Amounts reflected in this column are bonus amounts awarded at the discretion of the Board after its assessment of our and the executive’s performance in the fiscal year. The amounts reported for 2012 were paid in November 2013.
(2)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 11 to our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 26, 2014.
(3)	For Dr. Anido, represents solely the pro-rated amount of his annual base salary earned commencing July 25, 2013, his employment start date.
(4)	This amount represents the transaction bonus paid to the executive following the completion of our IPO in October 2013.
(5)	For Mr. Mitro, represents solely the pro-rated amount of his annual base salary earned commencing August 5, 2013, his employment start date.
(6)	Thomas J. van Haarlem resigned from his position as President & Chief Executive Officer on July 25, 2013. In connection with his separation, Dr. van Haarlem entered into a separation agreement and release pursuant to which he receives base salary continuation and other benefits, and also entered into a consulting agreement, which agreements are described under “—Executive Agreements.” The amount included in the “Salary” column for 2013 for Dr. van Haarlem reflects compensation under his employment prior to the separation date.
(7)	The amount included in this column represents cash payments and the value of benefits continuation provided pursuant to Dr. van Haarlem’s separation agreement and release and a nominal amount for fees received by Dr. van Haarlem pursuant to the terms of his consulting agreement.

Executive Agreements

Vicente Anido, Jr. On September 20, 2013, we entered into an employment agreement with Vicente Anido, Jr. (the “Anido Employment Agreement”) to memorialize his appointment as our Chief Executive Officer, which appointment was effective as of July 25, 2013. The Anido Employment Agreement provides for a four-year term during which Dr. Anido will receive an annual base salary of $475,000, which may be increased annually at the Board’s discretion, and may be decreased only in connection with an overall reduction in executive officer salaries. Dr. Anido is eligible to receive an annual performance bonus of up to 50% of his base salary for the relevant calendar year. After an overall review of Dr. Anido’s compensation package, on March 13, 2014 our Board approved an increase in Dr. Anido’s base salary to $515,000 and an increase in his target bonus opportunity to 60% of his base salary. The Anido Employment Agreement also provides that Dr. Anido will be granted an option to purchase 922,468 shares of common stock which will vest, subject to his continued employment with (or provision of services to) us through the applicable vesting date, 25% on July 25, 2014, and thereafter will vest ratably on each of the 36 monthly anniversaries of July 25, 2014. For the four-year period commencing on September 20, 2013, in the event that any of the payments or benefits provided by us to Dr. Anido would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed under Section 4999 of the Code, Dr. Anido will entitled to a “gross-up” payment equal to the sum of such excise tax and related interest or penalties plus the amount necessary to put him in the same after-tax position that he would have been in had he not incurred any tax liability under Section 4999 of the Code.

The Anido Employment Agreement also provides that he shall not (and shall not assist any person to), directly or indirectly, without our prior written consent (a) during the employment term and for a period of 6 months thereafter contact, induce or solicit for employment any person who is, or within three months prior to such hiring, contacting, inducing or soliciting, was an employee of us or any of our affiliates, or (b) during the employment term and for a period of 12 months thereafter, (x) induce or solicit any customer, client or vendor of, or other person having a business relationship with us or any of our affiliates to terminate its relationship or otherwise cease doing business in whole or in part with us or any of our affiliates, or (y) interfere with any relationship between us or any of our affiliates and any of our respective customers, clients, vendors or any other business contacts.

Thomas A. Mitro. On July 31, 2013, we entered into an employment agreement with Thomas A. Mitro (the “Mitro Employment Agreement”), which was amended and restated and effective as of December 18, 2013 (the “Restated Mitro Employment Agreement”), pursuant to which Mr. Mitro continues to serve as our President and Chief Operating Officer. The Mitro Employment Agreement had provided for an annual base salary of $335,000 and an annual performance bonus opportunity of up to 20% of his base salary then in effect. Pursuant to the Restated Mitro Employment Agreement, Mr. Mitro is entitled to an annual base salary of $380,000 and is eligible to earn an annual performance bonus of up to 50% of his base salary. The Restated Mitro Employment Agreement provides for an initial term beginning on December 18, 2013 and ending on the fourth anniversary thereof, which term shall automatically be renewed for successive one-year periods unless either party provides 90 days’ notice of non-renewal (the initial term and any renewal term, collectively, the “Mitro Agreement Term”). Mr. Mitro’s base salary may be increased annually at the discretion of the Board, and may be decreased only in connection with an overall reduction in executive officer salaries.

The Restated Mitro Employment Agreement provides that if, during the four-year period commencing on December 18, 2013, any of the payments or benefits provided by the Company to Mr. Mitro would constitute a “parachute payment” within the meaning of Section 280G of the Code that would be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax, Mr. Mitro will be entitled to an additional payment equal to the sum of such excise tax and related interest or penalties plus the amount necessary to put him in the same after-tax position that he would have been in had he not incurred any tax liability under Section 4999 of the Code.

The Restated Mitro Employment Agreement also provides that during the Mitro Agreement Term and for a period of 12 months thereafter, Mr. Mitro shall not, directly or indirectly, without the Company’s prior written consent (a) hire, contact, induce or solicit for employment any person who is, or within six months prior to the date of such hiring, contacting, inducing or soliciting was, an employee of the Company or any of its affiliates, or (b) induce or solicit any customer, client or vendor of, or other person having a business relationship with, the

Company or any of its affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its affiliates, or interfere with any relationship between the Company or any of its affiliates and any of their respective customers, clients, vendors or any other business contacts.

Richard J. Rubino. On September 24, 2012, we entered into a letter agreement with Mr. Rubino (the “Rubino Letter Agreement”), which was amended and restated effective as of December 18, 2013 (the “Restated Rubino Employment Agreement”), pursuant to which Mr. Rubino continues to serve as our Chief Financial Officer. The Rubino Letter Agreement had provided for a base salary of $300,000 per annum and an annual performance bonus of up to 20% of his base salary for the relevant calendar year. The Restated Rubino Employment Agreement provides that Mr. Rubino will receive an annual base salary of $365,000 and, beginning with the 2014 calendar year, be eligible to receive an annual performance bonus of up to 45% of his base salary for the relevant calendar year. The Restated Rubino Employment Agreement provides for an initial term beginning on December 18, 2013 and ending on the third anniversary thereof, which term shall automatically be renewed for successive one-year periods unless either party provides 90 days’ notice of non-renewal (the initial term and any renewal term, collectively, the “Rubino Agreement Term”). Mr. Rubino’s base salary may be increased annually at the discretion of the Board, and may be decreased only in connection with an overall reduction in executive officer salaries.

The Restated Rubino Employment Agreement provides that to the extent any of the payments or benefits provided by the Company to Mr. Rubino would constitute a “parachute payment” within the meaning of Section 280G of the Code that would be subject to Section 4999 of Code, then such payments will be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such payment being subject to Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Mr. Rubino’s receipt on an after-tax basis, of the greatest amount of economic benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

The Restated Rubino Employment Agreement also provides that during the Rubino Agreement Term and for a period of 12 months thereafter, Mr. Rubino shall not, directly or indirectly, without the Company’s prior written consent (a) hire, contact, induce or solicit for employment any person who is, or within six months prior to the date of such hiring, contacting, inducing or soliciting was, an employee of the Company or any of its affiliates, or (b) induce or solicit any customer, client or vendor of, or other person having a business relationship with, the Company or any of its affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its affiliates, or interfere with any relationship between the Company or any of its affiliates and any of their respective customers, clients, vendors or any other business contacts.

Thomas J. van Haarlem. On July 25, 2013, Dr. Anido, Chairman of our Board, was named Chief Executive Officer and will continue as our Chairman. Dr. Anido replaced our founding Chief Executive Officer Thomas J. van Haarlem, M.D., who resigned from his positions as our President, Chief Executive Officer and Director. Dr. van Haarlem serves as a consultant to us pursuant to the terms of the consulting agreement described below. The following summary for Dr. van Haarlem reflects the terms and conditions of his employment prior to the separation date.

On July 5, 2005, we entered into a letter agreement with Dr. van Haarlem, which was amended effective September 28, 2009. The initial employment term, and the subsequent renewal term entered into pursuant to the amendment effective September 28, 2009, concluded on July 5, 2008 and December 31, 2010, respectively. The letter agreement provided that Dr. van Haarlem was entitled to base salary of $389,622 per annum as of December 31, 2012. Dr. van Haarlem was eligible to receive an annual performance bonus of up to 50% of his base salary for the relevant calendar year.

Dr. van Haarlem’s letter agreement provided that for the one-year period following his termination of employment, he is prohibited from (i) soliciting any of our competitors, customers, or employees, and

(ii) inducing or encouraging any of our third-party licensors, licensees, distributors, or research, development or commercialization collaborators to terminate or reduce its business activities with us. In connection with the execution of his letter agreement, Dr. van Haarlem also entered into a confidentiality, inventions and noncompetition agreement, which provided that for a period of one year following his termination he is prohibited from (i) engaging in any business related to our fields of interest anywhere in the Noncompetition Area (as defined in the agreement), (ii) from interfering with the relationship between us (and any of our affiliates) and our customers then existing or existing at any time within one year prior to termination and (iii) from interfering with the relationship between us and our suppliers then existing or existing at any time within one year prior to termination.

On July 25, 2013, or the Separation Date, we entered into a Separation and General Release Agreement with Dr. van Haarlem, pursuant to which Dr. van Haarlem resigned from his positions as President, Chief Executive Officer and director. Pursuant to the terms of the Separation Agreement, Dr. van Haarlem has released us from any and all claims, known or unknown, that he had, has or may have against us up until the Separation Date. In consideration for such release, we have agreed to provide: (a) continued payment of annual base salary of $397,414 over a period of 12 months, payable in regular installments in accordance with our usual payroll practices; (b) reimbursement for any unreimbursed business expenses incurred by him prior to the Separation Date in accordance with Company policy; (c) 12 months of benefits continuation under our health and dental plan; and (d) reimbursement for the pro-rata number of unused vacation days during 2013. Pursuant to the terms of the Separation Agreement, Dr. van Haarlem also received payment of an amount equal to $146,108 following the completion of our IPO in October 2013. In addition, we have released Dr. van Haarlem from the non-competition obligations in his confidentiality, inventions and noncompetition agreement.

In accordance with the terms of the Separation Agreement, we and Dr. van Haarlem also entered into a consulting agreement, or the Consulting Agreement, effective as of the Separation Date through June 30, 2014 (the “Expiration Date”). The Consulting Agreement provides for (i) the payment of $100.00 per month; (ii) the continuation of the vesting of options to purchase 41,678 shares of common stock held by Dr. van Haarlem in accordance with the vesting schedule applicable immediately prior to the Separation Date until the Expiration Date; and (iii) the extension of the exercise period of options to purchase 443,623 shares of common stock, all of which were vested on or prior to the Separation Date, until the Expiration Date, following which date all then unexercised options shall automatically expire. Dr. van Haarlem will be entitled to exercise his vested options prior to the Expiration Date by means of a cashless exercise. The Consulting Agreement also provides that during the term and for a period of 12 months thereafter, Dr. van Haarlem shall not, directly or indirectly, without our prior written consent (a) solicit or induce any of our employees to leave our company; or (b) solicit the business of any of our agents, clients or customers with respect to products or services similar to and competitive with those provided or supplied by us. Dr. van Haarlem also agreed to maintain the confidentiality of any of our proprietary information at all times during and after the term, and to assign to us all rights in any inventions conceived by him during the term of the agreement. Moreover, pursuant to the terms of each of the Consulting Agreement and Separation Agreement, we and Dr. van Haarlem each agree to refrain from making or encouraging any other individual to make any public or private comments that would disparage the other, and in the case of us, our officers, directors or managers.

Equity Incentive Awards

Our named executive officers have historically been eligible to receive long-term equity-based incentive awards under the Aerie Pharmaceuticals, Inc. 2005 Stock Option Plan (the “2005 Plan”) and are currently eligible to receive long-term equity-based incentive awards under the Aerie Pharmaceuticals, Inc. 2013 Omnibus Incentive Plan (the “2013 Equity Plan”). While we believe that long-term equity awards are an important element of the “mix” of compensation paid to our named executive officers, we do not maintain any formal grant-making policy. Instead, the Board (or the compensation committee) periodically reviews the total level and mix of compensation paid to each of our named executive officers in order to determine the appropriate timing and amounts of long-term equity awards so as to continue to promote the alignment of our executive officers’ interests with those of our stockholders.

Vicente Anido, Jr. Pursuant to the terms of an incentive stock option agreement, on March 21, 2013, we granted Dr. Anido an option to purchase 123,861 shares of common stock scheduled to vest 8.37% on or after March 21, 2013, and 8.33% in equal monthly installments on the corresponding day of each successive quarter thereafter. The option terminates on the earliest to occur of (i) March 21, 2023, (ii) the expiration of the post-termination exercise period or (iii) upon a Transfer of Control. On September 12, 2013, we granted Dr. Anido an option to purchase 922,468 shares of common stock scheduled to vest 25% on or after July 25, 2014, and 75% in 36 equal monthly installments on the corresponding day of each successive month thereafter. On March 13, 2014, we granted Dr. Anido an option under the 2013 Equity Plan to purchase 300,000 shares of common stock scheduled to vest 25% on March 14, 2015, and 75% in 36 equal monthly installments on the corresponding day of each successive month thereafter.

Thomas A. Mitro. Pursuant to the terms of an incentive stock option agreement, on August 26, 2013, we granted Mr. Mitro an option to purchase 309,652 shares of common stock scheduled to vest 25% on or after August 26, 2014, and 75% in 36 equal monthly installments on the corresponding day of each successive month thereafter. The option terminates on the earliest to occur of (i) August 26, 2023, (ii) the expiration of the post-termination exercise period or (iii) upon a Transfer of Control. On September 12, 2013, we granted Mr. Mitro an option to purchase 70,831 shares of common stock scheduled to vest 25% on or after September 12, 2014 and 75% in 36 equal monthly installments on the corresponding day of each successive month thereafter. On March 13, 2014, we granted Mr. Mitro an option under the 2013 Equity Plan to purchase 126,000 shares of common stock scheduled to vest 25% on March 14, 2015, and 75% in 36 equal monthly installments on the corresponding day of each successive month thereafter.

Richard J. Rubino. Pursuant to the terms of an incentive stock option agreement, on October 15, 2012, we granted Mr. Rubino an option to purchase 345,000 shares of common stock scheduled to vest over a period of four years beginning on the anniversary of the date of grant, which option agreement was subsequently amended on March 21, 2013 to provide that (i) the option would no longer be an incentive stock option as described in Section 422 of the Code, (ii) the option would be fully vested and (iii) Mr. Rubino may elect to net exercise his option such that the number of shares delivered would reflect the total number of shares underlying the option reduced by the number of shares of common stock having a fair market value on the date of exercise equal to the aggregate exercise price for the total number of shares underlying the option (“net exercise”). As described in greater detail in footnote 6 to the “Outstanding Equity Awards at Fiscal Year-End” table, this option was exercised in full by Mr. Rubino in March 2013. We also made an additional option grant to purchase 174,939 shares of common stock, which was the equivalent number of shares he surrendered to us in connection with the cashless exercise of his October 2012 option. On September 12, 2013, we granted Mr. Rubino an option to purchase 25,000 shares of common stock scheduled to vest 25% on or after September 12, 2014 and 75% in 36 equal monthly installments on the corresponding day of each successive month thereafter. On March 13, 2014, we granted Mr. Rubino an option under the 2013 Equity Plan to purchase 89,000 shares of common stock scheduled to vest 25% on March 13, 2015, and 75% in 36 equal monthly installments on the corresponding day of each successive month thereafter.

The treatment of Dr. Anido’s, Mr. Mitro’s and Mr. Rubino’s equity awards upon a termination of employment (as applicable) or a Transfer of Control is described below in the section entitled “—Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards for each of our named executive officers as of December 31, 2013.

NAME	OPTION AWARDS						STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED EQUITY AWARDS EXERCISABLE (#)		NUMBER OF SECURITIES UNDERLYING UNEXERCISED EQUITY AWARDS UNEXERCISABLE (#)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)			EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYMENT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Vicente Anido, Jr.	41,321		82,540	(1)	$2.9000	3/21/2023			$					$
			922,468	(2)	$3.1500	9/12/2023			$					$
Thomas A. Mitro			309,652	(3)	$3.1500	8/26/2023			$					$
			70,831	(4)	$3.1500	9/12/2023			$					$
Richard J. Rubino	51,025		123,914	(5)	$2.9000	10/15/2022	124,966	(6)		$2,244,389	(6)	246,068	(6)		$4,419,381	(6)
			25,000	(4)	$3.1500	9/12/2023			$					$
Thomas J. van Haarlem (7)	42,073	(8)			$0.0050	8/12/2015			$					$
	56,000	(9)			$0.3950	2/19/2018			$					$
	280,967	(10)			$0.4050	12/3/2019			$					$
	89,925		16,336	(11)	$0.1960	4/28/2021			$					$

(1)	This option was granted on March 21, 2013. The option was 8.37% vested on the date of grant, and vests 8.33% on a quarterly basis thereafter.
(2)	This option was granted on September 12, 2013. The option is scheduled to vest 25% on July 25, 2014 and thereafter in 36 equal monthly installments.
(3)	This option was granted on August 26, 2013. The option is scheduled to vest 25% on August 26, 2014 and thereafter in 36 equal monthly installments.
(4)	This option was granted on September 12, 2013. The option is scheduled to vest 25% on September 12, 2014 and thereafter in 36 equal monthly installments.
(5)	This option was granted on March 21, 2013. This option was vested 25% on October 14, 2013, and vests thereafter in 36 equal monthly installments.
(6)	On October 15, 2012, Mr. Rubino was granted an option to purchase 345,000 shares of common stock, which option was amended in March 2013. Pursuant to the amendment, the option was fully exercisable and Mr. Rubino exercised the option in full on a net exercise basis such that he acquired 170,061 shares of common stock. The resulting 170,061 shares are considered restricted stock until vesting occurs, and are subject to the original vesting terms such that 25% of the shares vested on October 14, 2013, and the remaining shares thereafter vest in 36 monthly installments. As of December 31, 2013, 49,600 shares were vested under this grant. In order to cover Mr. Rubino’s out-of-pocket tax costs associated with the exercise of his option, on March 21, 2013 we made an additional grant of 200,973 shares of restricted stock which is scheduled to vest over a two-year period in equal monthly installments. As of December 31, 2013, 75,366 shares were vested under this grant. As of December 31, 2013, the fair market value of a share of common stock was $17.96.
(7)	Thomas J. van Haarlem resigned from his position as President & Chief Executive Officer on July 25, 2013. In connection with his separation, Dr. van Haarlem entered into a separation agreement and release pursuant to which he will receive base salary continuation and other benefits, and also entered into a consulting agreement, which agreements are described above under “—Executive Agreements.” The grants included for Dr. van Haarlem reflect grants under his employment prior to the separation date.
(8)	This option was granted on July 5, 2005 and was fully vested as of July 5, 2010.
(9)	This option was granted on February 19, 2008 and was fully vested as of December 29, 2012.
(10)	This option was granted on December 3, 2009 and was fully vested as of September 22, 2013.
(11)	This option was granted on April 28, 2011 and, by its original terms, was scheduled to vest in equal monthly installments such that the option would have fully vested on March 25, 2015. Pursuant to the terms of the Consulting Agreement, this option will continue to vest until June 30, 2014, and any portion of the option unvested as of such date shall be forfeited.

Pension Benefits

We did not maintain any plan providing for payments or other benefits at, following, or in connection with retirement, during the fiscal year ended December 31, 2013.

Nonqualified Deferred Compensation

We did not maintain any deferred compensation plans for any named executive officer for the year ended December 31, 2013.

Potential Payments Upon Termination or Change in Control

A description of Dr. van Haarlem’s entitlements following his resignation, as provided under the terms of his Separation Agreement and Consulting Agreement, are described above in the section “—Executive Agreements.”

Vicente Anido, Jr. In the event of a termination of Dr. Anido’s employment by us without Cause (as such term is defined in the Anido Employment Agreement) or by Dr. Anido for Good Reason (as such term is defined in the Anido Employment Agreement), Dr. Anido will be entitled to (i) a lump sum severance payment equal to six months of base salary, (ii) commencing on the date that is six months following the termination date, continued payment of Dr. Anido’s base salary at the rate in effect at the time of termination for a period of six months, (iii) 12 months of Company-paid COBRA continuation coverage less the amount payable by an active employee for such coverage, and (iv) payment of the greater of (x) the target annual performance bonus for the year in which termination occurs and (y) the average of the annual performance bonus received by Dr. Anido for the three years immediately preceding the year in which termination occurs (together with the payments provided under (i), (ii) and (ii), the “Anido Severance Payments”). In the event Dr. Anido’s employment is terminated by us with or without Cause, or he resigns for or without Good Reason, he will have a post-termination exercise period of 90 days during which he may exercise the portion of the options that was vested as of the termination date. In the event of a termination by us without Cause or by Dr. Anido for Good Reason at any time during the 12 months following a Transfer of Control, he will be entitled to (i) the Anido Severance Payments (provided that the base salary continuation and COBRA continuation coverage shall continue for a period of 18 months following termination if we are a publicly reporting company at the time of the Transfer of Control) and (ii) full vesting of all options and other equity incentive awards which were unvested immediately prior to such termination. In the event that the Board approves a decision to liquidate, dissolve, or terminate our business or operations (other than in connection with the sale of the assets or merger of our company), Dr. Anido will immediately resign from all then-held employment, officer and director positions, and will not be required to oversee, participate or assist in any in such liquidation, provided, however, that in the event of such resignation, Dr. Anido would not be entitled to any severance benefits or payments.

Under the terms of each Employment Agreement for Messrs. Mitro and Rubino, in the event of a termination by the Company without Cause (as such term is defined in the applicable Employment Agreement) or by the executive for Good Reason (as such term is defined in the applicable Employment Agreement), the executive is entitled to (i) base salary continuation for a period of 12 months following the date of termination and (ii) COBRA continuation coverage for himself and his dependents for a period of 12 months (or, if earlier, such time as the executive obtains new employment) (collectively, the “Severance Benefits”). In the event of a termination by the Company with or without Cause, or by the executive for any reason, the vesting applicable to equity awards then held by the executive shall cease and the executive will have a period of 90 days following such termination during which he may exercise the portion of such equity awards that was vested as of the termination date. If, following a Change in Control (as defined in the Company’s 2013 Equity Plan) during the Term, either (a) the successor corporation (or a parent or subsidiary of the successor corporation) does not offer the executive employment on terms comparable to the executive’s then existing terms of employment with the Company and in connection therewith, the executive terminates employment or (b) the executive’s employment is terminated by the successor corporation without Cause or by the executive for Good Reason within the one-year period following the Change in Control, the executive shall be entitled to (i) the Severance Benefits; (ii) a performance bonus equal to the greater of (x) the target bonus for the applicable calendar year and (y) the average of the performance bonus received by the executive for the two years immediately preceding termination; and (iii) immediate vesting of all of his then unvested equity awards. The executive will have a period of 90 days following such termination during which he may exercise such equity awards.

Treatment of Equity in the Event of a Transfer of Control. The 2005 Plan provides that in the event of a Transfer of Control (as defined in the 2005 plan), each outstanding option shall be assumed or an equivalent option substituted by the successor corporation (or a parent or subsidiary of the successor corporation). If the successor corporation in a Transfer of Control refuses to assume or substitute for any outstanding option, the option shall fully vest and become exercisable. An option shall be considered assumed if, following the Transfer of Control, the option confers upon the holder the right to receive, in respect of each share underlying such option, the per share consideration (whether in the form of stock, cash or other securities or property) received by holders of our common stock (as of the effective date of the transaction) in the Transfer of Control, provided, however, that if such consideration received in the Transfer of Control is not solely capital stock of the successor corporation (or parent thereof), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the option, for each share subject to the option, to be solely capital stock of the successor corporation (or parent thereof) equal in fair market value to the per share consideration received by holders of our common stock in the Transfer of Control. Upon occurrence of a Transfer of Control, each outstanding option, to the extent not exercised prior to or concurrently with the Transfer of Control, shall terminate as of the effective time of the Transfer of Control, unless such option is assumed or replaced with an option to purchase shares of capital stock in the successor corporation. Notwithstanding the foregoing, if the successor corporation (or a parent or subsidiary of the successor corporation), either (A) does not offer employment to the executive on terms comparable to his then existing terms of employment (as determined by the Board) or (B) terminates the executive’s employment without cause (as such term is defined in the executive’s agreement or 2005 Plan, as applicable) within one year after the Transfer of Control, then the entire unexercisable portion of the outstanding option that would become exercisable during the twelve months following the occurrence of either of the events set forth in clauses (A) or (B) above, shall become immediately exercisable.

Treatment of Equity in the Event of a Corporate Transaction. The 2013 Equity Plan provides that in the event of a Corporate Transaction (as defined in the 2013 Equity Plan), each outstanding option may (a) continue following such Corporate Transaction, which may include, in the discretion of the compensation committee, the assumption, continuation or substitution of the options, in each case with appropriate adjustments to the number, kind of shares, and exercise prices; or (b) terminate. If the outstanding options are terminated in the event of a Corporate Transaction, the holders of vested options must be provided either (a) fifteen days to exercise their options or (b) payment (in cash or other consideration) in respect of each share covered by the option being cancelled in an amount equal to the excess of the per share price to be paid to stockholders in the Corporate Transaction over the price of the option. If the per share price to be paid to stockholders in the Corporate Transaction is less than the exercise price of the option, the options may be terminated without payment of any kind. Unvested options may be treated, at the discretion of the Committee, in the same manner as described above for vested options. The Committee may also accelerate the vesting on any unvested options and provide holders of such options a reasonable opportunity to exercise the award. Notwithstanding the foregoing, in connection with a Corporate Transaction, the Committee may, in its sole and absolute discretion, cause any of the following actions to be taken effective upon or at any time prior to the Corporate Transaction (and such action may be made contingent upon the occurrence of the Corporate Transaction): (a) cause and or all unvested options to become fully vested and immediately exercisable and/or provide holders of options a reasonable period of time prior to the Corporate Transaction to exercise their options; or (b) with respect to unvested options that are terminated in connection with the Corporate Transaction, provide to holders a payment (in cash or other consideration) in respect of each share underlying the options equal to all or a portion of the excess, if any, of the per share price to be paid or distributed to stockholders in the Corporate Transaction over the exercise price of the option, which may be paid in accordance with the vesting schedule of the options as set forth in the applicable award agreement.

DIRECTOR COMPENSATION

Following our IPO in October 2013, we established a non-employee director compensation policy, pursuant to which each non-employee director was eligible to receive a pro-rated annual base retainer of $35,000. In addition, our non-employee directors were eligible to receive the following cash compensation for board services, as applicable:

•	Each member of our audit, compensation and nominating and corporate governance committees, other than the chairperson, was eligible to receive a committee fee of $1,500, $1,000 and $1,000, respectively per meeting; and

•	Each chairperson of our audit, compensation and nominating and corporate governance committees was eligible to receive an additional annual retainer of $15,000, $10,000 and $7,000, respectively.

Beginning in March 2014, in addition to an annual base retainer of $35,000, our non-employee directors are eligible to receive the following cash compensation for board services, as applicable:

•	The lead independent director is eligible to receive an additional annual retainer of $15,000;

•	Each member of our audit, compensation and nominating and corporate governance committees, other than the chairperson, is eligible to receive an additional annual retainer of $9,000, $6,000 and $4,500, respectively; and

•	Each chairperson of our audit, compensation and nominating and corporate governance committees is eligible to receive an additional annual retainer of $18,000, $12,000 and $9,000, respectively.

All amounts will be paid in quarterly installments. We will also reimburse each of our directors for their travel expenses incurred in connection with their attendance at Board and committee meetings.

In addition, newly appointed non-employee directors shall be eligible to receive a one-time initial option award to purchase 25,000 shares of common stock, which will vest quarterly over a three-year period subject to the director’s continued service on the Board. Thereafter, each non-employee director shall be eligible to receive on the date of each annual meeting of stockholders an annual option award to purchase 13,500 shares of common stock, which will vest on the one-year anniversary of the date of grant, subject to the director’s continued service on the Board.

Director Compensation Table

The following table sets forth the compensation paid to our non-employee directors for the year ended December 31, 2013, for their service on our Board. Directors who are also our employees receive no additional compensation for their services as directors and are not set forth in the table below.

NAME	FEES EARNED OR PAID IN CASH	OPTION AWARDS (1)		TOTAL
Gerald D. Cagle, PhD	$13,278	$228,032	(2)	$241,310
Janet L. Conway, PhD	$14,750	$130,304	(3)	$145,054
Geoffrey Duyk, MD, PhD	$10,250	$228,032	(2)	$238,282
Murray A. Goldberg	$16,681	$228,032	(2)	$244,713
David W. Gryska	$67,250	$195,456	(4)	$262,706
Dennis Henner, PhD	$10,500	$228,032	(2)	$238,532
David Mack, PhD(5)	$—	$228,032	(2)	$228,032
Anand Mehra, MD	$10,750	$228,032	(2)	$238,782

(1)	The amounts included in the “Option Awards” column represent the grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 11 to our financial statements incorporated herein by reference to our Form 10-K filed with the SEC on March 26, 2014.

(2)	This option was granted on September 12, 2013 and is scheduled to vest ratably over three years.
(3)	As of December 31, 2013, Dr. Conway held outstanding options to purchase 33,435 shares of which 16,000 options were granted on September 12, 2013 and are scheduled to vest ratably over three years.
(4)	As of December 31, 2013, Mr. Gryska held outstanding options to purchase 44,000 shares of which 24,000 options were granted on September 12, 2013 and are scheduled to vest ratably over three years.
(5)	Dr. Mack resigned from the Board in December 2013.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Related Person Transactions

All related person transactions are reviewed and approved by our audit committee. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related person had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. A “related person” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons.

All of the transactions described below were entered into prior to the adoption of this policy and were approved by our Board.

Certain Related-Person Transactions

We describe below transactions and series of similar transactions, since January 1, 2013, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under “Executive Compensation—Executive Agreements” and “Director Compensation.”

Convertible Note and Warrant Issuances

In December 2012, we entered into a note and warrant purchase agreement with certain of our existing investors providing for the issuance from time to time of convertible notes (the “2012 Notes”) up to a maximum of $15.0 million of aggregate principal amount. In August 2013, we amended the note and warrant purchase agreement allowing for the issuance of an additional $3.0 million of aggregate principal amount and extending the issuance period through November 30, 2013 as further described in Note 6 to our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 26, 2014.

Concurrently with entering into the note and warrant purchase agreement in December 2012, we issued $3.0 million in aggregate principal amount of 2012 Notes to existing investors identified in the table below. In March 2013, May 2013, August 2013 and September 2013, we issued an additional $3.0 million, $4.5 million, $4.5 million and $3.0 million, respectively, in aggregate principal amount of 2012 Notes to these existing investors. The 2012 Notes accrued interest at a rate of 8% per annum. On October 30, 2013, upon closing of our IPO, the aggregate principal amount of the 2012 Notes together with accrued interest was converted into shares of our common stock at a conversion price equal to the IPO price of $10.00 per share.

In connection with the issuances of 2012 Notes, we also issued warrants to purchase shares of our Series B convertible preferred stock (the “Series B warrants”). The Series B warrants are exercisable at a price of $0.05 per share at any time during their seven year term, subject to adjustment. In connection with our IPO, 408,614 Series B warrants were net exercised and were subsequently automatically converted into shares of common stock. The remaining 408,295 Series B warrants automatically became exercisable for shares of our common stock at an exercise price of $0.05 per share.

The following table summarizes the participation in the issuance of the 2012 Notes:

NAME	AGGREGATE PRINCIPAL AMOUNT OF 2012 NOTES	AMOUNT OF ACCRUED INTEREST AS OF OCTOBER 30, 2013	AGGREGATE SHARES OF COMMON STOCK RECEIVED UPON CONVERSION OF PRINCIPAL AND ACCRUED INTEREST IN CONNECTION WITH OUR IPO	OUTSTANDING SERIES B WARRANTS EXERCISABLE FOR COMMON STOCK
ACP IV, L.P.	$4,916,642	$164,879	508,152	223,483
TPG Biotech Reinvest AIV, L.P.	4,916,642	164,879	508,152	—
Clarus Lifesciences II, L.P.	4,065,869	136,349	420,222	184,812
Sofinnova Venture Partners VII, L.P.	3,423,202	114,797	353,800	—

Total	$17,322,355	$580,904	1,790,326	408,295

Participation in Our IPO

The following table summarizes the participation in our IPO by certain holders of 5% or more of our capital stock and their affiliated entities:

Participants	Common Stock Purchased in the IPO (#)	Aggregate Purchase Price ($)
5% Stockholders:
Entities affiliated with ACP IV, L.P. (1)	110,000	1,100,000
Entities affiliated with Clarus Lifesciences II, L.P. (2)	321,000	3,210,000
Entities affiliated with Sofinnova Venture Partners VII, L.P. (3)	285,000	2,850,000
Entities affiliated with TPG Funds, L.P. (4)	284,000	2,840,000

(1)	Consists of shares purchased by ACP IV, L.P. and/or its affiliates.
(2)	Consists of shares purchased by Clarus Lifesciences II, L.P. and/or its affiliates.
(3)	Consists of shares purchased by Sofinnova Venture Partners VII, L.P. and/or its affiliates.
(4)	Consists of shares purchased by TPG Biotech Reinvest and/or its affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 31, 2014 by:

•	our named executive officers;

•	our directors;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock.

We have based our calculation of beneficial ownership on 23,328,576 shares of common stock outstanding as of March 31, 2014.

Information with respect to beneficial ownership is based upon information furnished to us by each director, executive officer or 5% or more stockholder, and Schedules 13D or 13G filed with the SEC, as the case may be. Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days after March 31, 2014. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2014 are deemed to be outstanding and beneficially owned by the person holding the options or warrants. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Aerie Pharmaceuticals, Inc., 135 US Highway 206, Suite 15, Bedminster, New Jersey 07921.

	SHARES BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER	NUMBER	PERCENT
5% Stockholders
Entities affiliated with ACP IV, L.P. (1)	4,289,582	18.10%
Entities affiliated with Clarus Lifesciences II, L.P. (2)	3,653,306	15.54%
Entities affiliated with Sofinnova Venture Partners VII, L.P. (3)	3,240,589	13.80%
TPG Funds, L.P. (4)	4,387,466	18.81%
Wellington Management Company, LLP (5)	1,654,803	7.09%
Executive Officers and Directors
Vicente Anido, Jr., PhD (6)	79,639	*
Thomas J. van Haarlem, MD (7)	752,994	3.16%
Thomas A. Mitro (8)	5,000	*
Richard J. Rubino (9)	245,570	1.05%
Gerald D. Cagle, PhD (10)	6,222	*
Janet L. Conway, PhD (11)	20,482	*
Geoffrey Duyk, MD, PhD (12)	6,222	*
Murray A. Goldberg (13)	6,222	*
David W. Gryska (14)	20,336	*
Dennis Henner, PhD (15)	3,659,528	15.57%
Anand Mehra, MD (16)	3,246,811	13.83%
All executive officers and directors as a group (13 persons)	8,482,629	33.95%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Consists of (a) 3,916,099 shares of common stock and (b) 373,483 shares of common stock issuable upon the exercise of warrants exercisable within 60 days as of March 31, 2014. Alta Partners III, Inc. provides investment advisory services to several venture capital funds including ACP IV, L.P. Daniel Janney, David Mack, and Guy Nohra are directors of ACMP IV, LLC (which is the general partner of ACP IV, L.P). As directors of ACMP IV, LLC they may be deemed to share voting and investment powers over the shares held by the fund. The directors of ACMP IV, LLC disclaim beneficial ownership of all such shares held by ACP IV, L.P. except to the extent of their pecuniary interest therein. Alta Partners III, Inc. is a venture capital firm located at One Embarcadero Center, Suite 3700, San Francisco, CA 94111.
(2)	Consists of (a) 3,468,494 shares of common stock and (b) 184,812 shares of common stock issuable upon the exercise of warrants exercisable within 60 days as of March 31, 2014. The voting and dispositive decisions with respect to the shares held by Clarus Lifesciences II, L.P. are made by the following managing members of the general partner, Clarus Ventures II, LLC, of the general partner of Clarus Lifesciences II, L.P.: Dennis Henner, Nicholas Galaktos, Robert Liptak, Nicholas Simon and Kurt Wheeler, each of whom disclaims beneficial ownership of such shares, except to the extent of his actual pecuniary interest therein. Dr. Henner is a member of our Board. The address for the funds affiliated with Clarus Lifesciences II, L.P., Clarus Ventures II, LLC and its managing members is c/o Clarus Lifesciences II, L.P., 101 Main Street, Suite 1210, Cambridge, MA 02142.
(3)	Consists of (a) 3,090,589 shares of common stock and (b) 150,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days as of March 31, 2014. The voting and dispositive decisions with respect to the shares held by Sofinnova Venture Partners VII, L.P. are made by the following managing members of its general partner, Sofinnova Management VII, L.L.C.: James Healy, Michael Powell and Eric Buatois, each of whom disclaims beneficial ownership of such shares, except to the extent of his actual pecuniary interest therein. The address for the funds affiliated with Sofinnova Venture Partners VII, L.P., Sofinnova Management VII, L.L.C. and its managing members is c/o Sofinnova Ventures, Inc., 2800 Sand Hill Road, Suite 150, Menlo Park, CA 94025.
(4)	Consists of 4,387,466 shares of common stock all of which are held by TPG Biotechnology Partners, L.P., or TPG Biotechnology, TPG Biotech Reinvest AIV, L.P., or TPG Biotech Reinvest and, together with TPG Biotechnology, the TPG Funds. The general partner of each of the TPG Funds is TPG Biotechnology GenPar, L.P., whose general partner is TPG Biotechnology GenPar Advisors, LLC, whose sole member is TPG Holdings I, L.P., whose general partner is TPG Holdings I-A, LLC, whose sole member is TPG Group Holdings (SBS), L.P., whose general partner is TPG Group Holdings (SBS) Advisors, Inc., or Group Advisors. David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors and therefore may be deemed to be the beneficial owners of the securities held by the TPG Funds, or the TPG Shares. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Shares except to the extent of their pecuniary interest therein. The address of each of TPG Biotech Reinvest, TPG Biotechnology, Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(5)	The information concerning Wellington Management Company, LLP is based solely upon a Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2014. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.
(6)	Consists of (a) 28,000 shares of common stock and (b) 51,639 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2014.
(7)	Includes (a) 265,904 shares of common stock, (b) 482,590 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2014 and (c) 4,500 shares of common stock issuable upon exercise of warrants exercisable within 60 days as of March 31, 2014. Dr. van Haarlem resigned from his position as President and Chief Executive Officer on July 25, 2013 and is currently serving as a consultant to the Company.
(8)	Consists of 5,000 shares of common stock.
(9)	Consists of (a) 170,677 shares of common stock, (b) 51,025 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2014 and (c) 23,868 shares of common stock issuable for vested restricted stock within 60 days after March 31, 2014.

(10)	Consists of 6,222 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2014.
(11)	Consists of 20,482 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2014.
(12)	Consists of 6,222 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2014. Dr. Duyk does not have voting or investment power over, and disclaims beneficial ownership in, the TPG Shares. The address of Dr. Duyk is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(13)	Consists of 6,222 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2014.
(14)	Consists of 20,336 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2014.
(15)	Includes the shares described in note (2) above and 6,222 shares of common stock issuable upon exercise of options granted to Dr. Henner exercisable within 60 days after March 31, 2014. Dr. Henner expressly disclaims beneficial ownership of the securities listed in note (2) above except to the extent of any pecuniary interest therein.
(16)	Includes the shares described in note (3) above and 6,222 shares of common stock issuable upon exercise of options granted to Dr. Mehra exercisable within 60 days after March 31, 2014. Dr. Mehra expressly disclaims beneficial ownership of the securities listed in note (3) above except to the extent of any pecuniary interest therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on its review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers and directors during that fiscal year were met.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2005 Equity Incentive Plan (1)	3,189,660	$2.16	—
2013 Omnibus Incentive Plan	—	—	3,229,068
Employee Stock Purchase Plan (2)	—	—	645,814
Equity compensation plans not approved by security holders	—	—	—

Total	3,189,660	$2.16	3,874,882

(1)	No additional awards will be made under the 2005 Equity Incentive Plan, and any shares remaining available for future grants have been allocated to the 2013 Omnibus Incentive Plan.
(2)	As of December 31, 2013, the Company was obligated to issue 7,276 shares of common stock under the Employee Stock Purchase Plan at a purchase price of $8.93 per share.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If you wish to submit a proposal to be considered for inclusion in our proxy statement for the 2015 Annual Meeting of Stockholders, we must receive the proposal on or before December 31, 2014, pursuant to the proxy soliciting regulations of the SEC. However, if the date of the 2015 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2015 Annual Meeting of Stockholders. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Exchange Act. Stockholder proposals should be addressed to our Secretary, c/o Aerie Pharmaceuticals, Inc., 135 US Highway 206, Suite 15, Bedminster, NJ 07921.

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting, which notice must contain specific information required by Article I of our amended and restated bylaws.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2015 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at the address set forth above no earlier than February 11, 2015 and no later than March 13, 2015.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

AVAILABILITY OF CERTAIN DOCUMENTS

Accompanying this proxy statement and posted on the investor relations portion of our website at www.aeriepharma.com with this proxy statement, is our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement. We will also mail without charge, upon written request, a copy of that Annual Report excluding exhibits. Requests can be made by email, sendmaterial@proxyvote.com, or by a written request addressed to our Secretary, c/o Aerie Pharmaceuticals, Inc., 135 US Highway 206, Suite 15, Bedminster, NJ 07921. Please include your control number with your request.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders if you make a written or oral request to our corporate secretary at the address above, or by calling (908) 470-4320.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

By Order of the Board of Directors,

Richard J. Rubino

Chief Financial Officer and Secretary

AERIE PHARMACEUTICALS, INC. 135 US HIGHWAY 206, SUITE 15 BEDMINSTER, NJ 07921

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except
1. Election of Directors		☐	☐	☐
Nominees

01 Vicente Anido, Jr., PhD	02 David W. Gryska

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report (including the Form 10-K), Notice & Proxy Statement is/are available at www.proxyvote.com.

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AERIE PHARMACEUTICALS, INC. Annual Meeting of Stockholders June 11, 2014 8:00 AM PT

This proxy is solicited by the Board of Directors

The undersigned appoints Vicente Anido, Jr. and Richard J. Rubino, or either of them, as Proxy holders, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Aerie Pharmaceuticals, Inc. (the “Company”), to be held on June 11, 2014, at 8:00 a.m. Pacific Time at the Ritz-Carlton located at 600 Stockton Street, San Francisco, California 94108, and at any adjournments or postponements of the Annual Meeting, and to vote on behalf of the undersigned as specified in this Proxy all the shares of common stock of the Company that the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their sole discretion, upon any other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Annual Meeting.

This Proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this Proxy will be voted in accordance with the Board of Directors’ recommendations, which are set forth on the reverse side hereof.

The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holders on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side

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